OPTION AGREEMENT

THIS OPTION AGREEMENT is made and entered into as of this 25th day of July, 2007, by and among Unity Business Networks, L.L.C., an Arizona limited liability company (the “Company”), Zoom Technologies, Inc., a Delaware corporation (the “Option Holder”), and each of the members of the Company listed on Schedule A (together with any subsequent members, or any transferees, who become parties hereto as “Holders” pursuant to Sections 7.1 or 7.2 below, the “Holders”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company and the Option Holder are entering into a Series A Preferred Share Purchase Agreement (the “Purchase Agreement”) providing for the sale of Series A Preferred Shares in the Company to the Option Holder.

B. The parties desire to enter into this Agreement to set forth their agreements and understandings with respect to the Option Holder’s right and option (the “Option”) to purchase the Company (whether by means of a purchase of the assets, a merger or consolidation, a purchase of all outstanding ownership interests in the Company not then owned by the Option Holder, or otherwise, as determined pursuant to this Agreement) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. The Option.

1.1 The Option. The Option Holder shall have the right, exercisable during the thirty (30) day period (the “Option Period”) commencing with the receipt by the Option Holder of the audited financial statements of the Company for fiscal year 2008 (such audited financial statements to be the financial statements set forth in Section 3.1(a) of the Investor’s Rights Agreement, of even date hereof, and by and among the Company, the Option Holder and the Key Holder parties thereto (the “Investor’s Rights Agreement”)), to purchase the Company. Such purchase (the “Transaction”), to take the form of either (i) the purchase of all of the outstanding Membership Interests (as such term is defined below) then outstanding and not then held by the Option Holder such that, upon such purchase, the Option Holder will own all of the outstanding membership interests of the Company of any and all classes and series; or, (ii) such other form as both of the Option Holder and the Company may agree, including without limitation: (a) the purchase of all or substantially all of the assets of the Company; or (b) the merger or consolidation of the Company with or into the Option Holder or other entity. It is hereby agreed and acknowledged that, in selecting the form of the Transaction, the parties hereto desire that such form accommodate, as much as possible, the desire of all parties to limit or reduce then current taxation to the Company and the holders of its Membership Interests, to provide sufficient funds directly to the Company to allow for the payment in full of any then remaining liability of the Company under that certain promissory note issued by the Company in favor of MT Family Partnership and the funding of the Company’s SAR Plan, and to provide the best possible long term tax and accounting treatment for the Transaction to the Option Holder and the selling members of the Company. The Option may be exercised by the Option Holder at any time during the Option Period by providing written notice (the “Exercise Notice”) to the Company of the Option Holder’s exercise of the Option. Upon receipt of the Exercise Notice, the Company shall promptly provide notice to all Holders of the exercise of the Option.

The term “Membership Interests” shall mean any and all evidences of equity ownership in the Company, of any and all classes and series, and including, for so long as the Company shall be a limited liability company, any and all classes and series of membership interests in the Company, including without limitation Common Shares and Series A Preferred Shares, and, at any time when the Company may be a corporation, any and all classes and series of the capital stock of the Company.

1.2 Option Price. The aggregate price (the “Purchase Price”) the Option Holder shall pay upon exercise of the Option will be based upon a multiple of the Company’s 2008 revenues. Either a “high multiple” or “low multiple” will be used, based on the Company’s 2008 Revenues. The high multiple is 1.44869 and the low multiple is 1.20870. The high multiple is earned if the Company’s 2008 revenues are $10 million or more AND if 2008 net income (before subtracting capital expenses, depreciation expenses, amortization expenses, and interest expenses) is break-even or better, subject to the following conditions: (i) revenues not relating to the Company’s current business will not count; (ii) if non-recurring revenues (including phone sales) relating to the Company’s business exceed 30% of the total revenues relating to the Company’s business, the excess amount (i.e., the amount over 30%) will not count as 2008 revenues; and (iii) if telephone equipment revenues exceed 15% of the total revenues relating to the Company’s business, the excess amount (i.e., the amount over 15%) will not count as 2008 revenues. The low multiple is to be used if the conditions for the high multiple have not been met.

1.3 Payment of Purchase Price; Closing. In the event the Option Holder exercises the Option, the Option Holder shall (i) pay at least seventy percent (70%) of the Purchase Price in cash; and (ii) pay at least ten percent (10%) but no more than thirty percent (30%) of the Purchase Price in the form of the Option Holder’s common stock. The deemed value of the Option Holder’s common stock will be the average Closing Price over the preceding forty-five (45) trading days. For this purpose, “Closing Price” shall mean the average of the closing bid and the closing ask prices. Notwithstanding the foregoing, in the event that (i) the Option is being exercised by a Transferee (as such term is defined below); or (ii) the Option is being exercised by the original Option Holder hereunder and at the time of exercise the Option Holder’s common stock has been delisted from the NASDAQ SmallCap Market, the Company shall have the option of requiring the Purchase Price to be paid (A) all in cash; or (B) in any stock/cash combination between zero percent (0%) and fifty percent (50%) stock and the balance in cash. In either event, the Option Holder or the Transferee, as applicable, may notify the Company in advance of its intent to exercise of the Option (which expression of intent shall not be binding) in which event the Company shall as soon as possible and in any event within fifteen (15) business days thereafter inform the Option Holder or the Transferee (as applicable) of the Company’s preferred method of payment of the Purchase Price. No part of the Purchase Price will be paid or distributed to the Option Holder as a member of the Company. In connection with the exercise of the Option, the Company and the Option Holder shall negotiate in good faith a purchase agreement containing customary and reasonable representations, warranties and covenants. The closing (the “Closing”) of the exercise of the Option will occur within thirty (30) days of the date of the Exercise Notice. “Transferee” shall mean any an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (each of which, a “Person”) to which the Option has been transferred pursuant to the terms of Section 7.2 hereof. Shares of the common stock of the Option Holder constituting a portion of the Purchase Price are hereinafter referred to as “Consideration Shares”). As of the date hereof, the Company owes approximately $711,000 to the MT FAMILY LIMITED PARTNERSHIP, an Arizona limited partnership, under the Amended and Restated Promissory Note, dated as of May 1, 2007, (the “MT Note”). The Company is obligated to pay off the MT Note in full prior to the Closing. The Option Holder agrees to cooperate with the Company, including, if necessary, to fund the Company with sufficient cash at the Closing (but in no event with more cash than the amount of cash otherwise required under this Section 1.3) regarding the payoff of the MT Note and any obligation of the Company under the Company’s Stock Appreciation Rights Plan dated October 1, 2005 (the “SAR Plan”), it being understood and agreed that any and all amounts advanced or paid by the Option Holder to payoff the MT Note or to pay any obligation of the Company under the SAR Plan shall reduce, dollar for dollar, the Purchase Price with such reduction being of the cash portion of the Purchase Price.

2. Holder Covenants.

2.1 Actions to be Taken. In the event of the exercise of the Option, then each Holder hereby agrees:

(a) if the Transaction requires approval of the members of the Company or any of them, with respect to all Membership Interests that such Holder owns or over which such Holder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Membership Interests in favor of, and adopt, the Transaction (together with any related amendment or waiver to the Company’s Second Amended and Restated Operating Agreement, dated as of the date hereof, as the same may be further amended and/or restated from time to time (as the same may be so amended and/or restated, the “Operating Agreement”)) and to vote in opposition to any and all other proposals that could delay or impair the ability to consummate the Transaction;

(b) if the Transaction is a sale of the outstanding Membership Interests, to sell all of its Membership Interests to the Option Holder in connection with and at the Closing of the Transaction;

(c) to execute and deliver all related documentation and take such other action in support of the exercise of the Option and the closing of the Transaction contemplated thereunder as shall reasonably be requested by the Company or the Option Holder in order to carry out the terms and provision of this Section 2, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, and to cause its Affiliates not to deposit, except as provided in this Agreement or the Operating Agreement, any Membership Interests of the Company owned by such party or Affiliate in a voting trust or subject any Membership Interests to any arrangement or agreement with respect to the voting of such Membership Interests, unless specifically requested to do so by the Option Holder;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the exercise of the Option and the closing of the Transaction; and

(f) if the consideration to be paid in exchange for the Membership Interests includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Option Holder may cause to be paid to any such Holder in lieu thereof, against surrender of the Membership Interests which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Membership Interests.

2.2 Exceptions. Notwithstanding the foregoing Section 2.1, a Holder will not be required to comply with Section 2.1 above in connection with any exercise of the Option unless:

(a) any representations and warranties to be made by such Holder in connection with the Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Holder’s Membership Interests, including but not limited to representations and warranties that (i) the Holder holds all right, title and interest in and to the Membership Interests such Holder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Holder in connection with the Transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Holder have been duly executed by the Holder and delivered to the acquirer and are enforceable against the Holder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the Transaction, nor the performance of the Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b) the Holder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Transaction, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c) the liability for indemnification, if any, of such Holder in the Transaction and for the inaccuracy of any representations and warranties made by the Company in connection with the Transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Holder of any of identical representations, warranties and covenants provided by all Holders), and is pro rata in proportion to the amount of consideration paid to such Holder in connection with such Transaction (in accordance with the provisions of the Operating Agreement);

(d) liability shall be limited to such Holder's applicable share (determined based on the respective proceeds payable to each Holder in connection with such Transaction in accordance with the provisions of the Operating Agreement) of a negotiated aggregate indemnification amount that applies equally to all Holders but that in no event exceeds the amount of consideration otherwise payable to such Holder in connection with such Transaction, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder;

(e) upon or after (as appropriate) the consummation of the Transaction, (i) each holder of each class or series of the Company’s Membership Interests will receive the same form of consideration for their Membership Interests of such class or series as is received by other holders in respect of their Membership Interests of such same class or series; and (ii) the aggregate Purchase Price shall be allocated among the Holders on the basis of the relative ownership percentages in accordance with the Operating Agreement;

(f) subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of Membership Interests, if any Holders are given an option as to the form and amount of consideration to be received as a result of the Transaction, all Holders of such class or series of Membership Interests will be given the same option; and

(g) in the event the Option is being exercised by a Transferee, any purchase agreement pursuant to which the Closing is accomplished shall provide (i) that any representations and warranties contained therein shall survive (following the closing of the exercise of the Option) for no longer than the earlier of (A) 30 days after the next audited financial statements become available or (B) 12 months following the closing of the exercise of the Option; provided that, and notwithstanding the foregoing, any representations and warranties regarding tax, ERISA and environmental matters may survive for the applicable statute of limitations period; (ii) that no more than 20% of the purchase price shall be placed in escrow at closing of the Option exercise; that to the extent the purchase price consists of stock of the Transferee, the escrowed amount shall be comprised of stock (and if less than 20% of the purchase price consists of stock, the remainder of the escrowed amount shall consist of cash); and that when satisfying any indemnification obligations out of the escrowed funds, escrowed stock should be used before escrowed cash; and (iii) that the Company and the selling Members shall be obliged to indemnify the Option Holder only to the extent that the aggregate losses for all claims exceed $50,000.

3. Remedies.

3.1 Covenants of the Company. Each of the Option Holder and the Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement and to take such actions as may be required and to grant such waivers and consents as may be necessary or required, whether under the Operating Agreement or otherwise, to effectuate the closing of the Transaction upon and after the exercise of the Option.

3.2 Irrevocable Proxy. Each Holder hereby constitutes and appoints the Treasurer of the Company, and in such officer’s absence, the Chairman of the Company, and a designee of the Option Holder, and each of them, with full power of substitution, as the proxies of the Holder with respect to the votes regarding any exercise of the Option pursuant to Section 2 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Membership Interests pursuant to and in accordance with the terms and provisions of said Section 2. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

3.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Option Holder shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4. Option Holder Covenants.

4.1 Registration.

(a) The following terms have the following meanings for purposes of this Section 4:

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to close.

“Commission” means the United States Securities and Exchange Commission, or any successor governmental agency or authority.

“Effectiveness Period” means the period beginning on the date the Registration Statement is declared effective by the Commission and ending on the earlier of (i) the date when all Registrable Securities covered by the Registration Statement (A) cease to be outstanding or otherwise to be Registrable Securities or (B) may be resold pursuant to Rule 144 under the Securities Act or (ii) all Registrable Securities have been sold.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability entity, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Prospectus” means the prospectuses included in any Registration Statement, as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the Consideration Shares until the earliest of (a) their resale in accordance with a Registration Statement covering such securities and (b) their sale pursuant to an exemption from registration under the Securities Act or in any other transaction in which the applicable purchaser does not receive “restricted securities” (as such term is defined for the purposes of Rule 144 under the Securities Act).

“Registration Expenses” means all fees and expenses incurred by the Option Holder in connection with the performance of its obligations under Section 4, whether or not a Registration Statement is filed or becomes effective, including (i) all preparation, registration and filing fees, (ii) printing expenses, (iii) all listing fees and expenses, if any and (iv) fees and disbursements of counsel for the Option Holder in connection with the Registration Statements relating to the Registrable Securities, but not including any and all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of legal counsel for any selling security holder.

“Registration Statement” means any registration statement of the Option Holder that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including a Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such registration statement.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b) In the event of the exercise of the Option and Consideration Shares constitute a portion of the Purchase Price, the Option Holder shall, for the benefit of the Holders, at the Option Holder’s cost, (A) as soon as practicable, but not later than 90 days following the date of the Closing, prepare and file with the Commission, a Registration Statement on an appropriate form under the Securities Act permitting registration of the Registrable Securities for resale by the Holders to be made on a delayed or continuous basis, (B) use its best efforts to cause the Registration Statement to be declared effective as soon as practicable, but in any event not later than 180 days after the date hereof, and (C) use its best efforts to keep the Registration Statement (or any Subsequent Registration Statement) continuously effective under the Securities Act until the expiration of the Effectiveness Period. Notwithstanding the above, no Holder shall be entitled to have the Registrable Securities held by such Holder covered by the Registration Statement unless such Holder agrees in writing to be bound by the provisions of this Section 4 applicable to such Holder.

(c) At the time the Registration Statement is declared effective, each Holder shall be named as a selling securityholder in the Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of Registrable Securities in accordance with applicable law.

(d) If the Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period, the Option Holder shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 30 days of such cessation of effectiveness amend the Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or promptly file an additional Registration Statement covering all of the securities that as of the date of such filing are Registrable Securities (a “Subsequent Registration Statement”). If a Subsequent Registration Statement is filed, the Option Holder shall use its best efforts to cause the Subsequent Registration Statement to become effective as promptly as is practicable after such filing and to keep such Subsequent Registration Statement continuously effective under the Securities Act until the expiration of the Effectiveness Period.

(e) The Option Holder shall supplement and amend the Registration Statement (or any Subsequent Registration Statement) if required by the rules, regulations or instructions applicable to the registration form used by The Option Holder for such Registration Statement, if required by the Securities Act or as reasonably requested by a Holder.

(f) Notwithstanding any other provisions of this Agreement to the contrary, the Option Holder shall cause the Registration Statement and the Prospectus and any amendment or supplement thereto, as of the effective date of the Registration Statement, amendment or supplement, (A) to comply in all material respects with the applicable requirements of the Securities Act, and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.2 Registration Procedures. In connection with the registration obligations of the Option Holder under Section 4.1:

(a) As far in advance as practical, but not less than 10 Business Days as such term is defined below), before filing a Prospectus, Registration Statement or any amendment or supplement thereto, the Option Holder shall furnish to the Holders copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits) and shall use its reasonable best efforts to reflect in each such document, when so filed with the Commission, such comments as any counsel for the Holders’ reasonably may propose.

(b) As promptly as practicable, the Option Holder shall give notice to Holders (A) when any Prospectus, prospectus supplement, Registration Statement or post-effective amendment to a Registration Statement has been filed with the Commission and, with respect to a Registration Statement or any post-effective amendment, when the same has been declared effective, (B) of any request, following the effectiveness of a Registration Statement under the Securities Act, by the Commission or any other Federal or state governmental authority for amendments or supplements to any Registration Statement or related Prospectus or for additional information, (C) of the issuance by the Commission or any other Federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation or threatening of any proceedings for that purpose, (D) of the receipt by the Option Holder of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (E) of the occurrence of and details concerning a Material Event and (F) of the determination by the Option Holder that a post-effective amendment to a Registration Statement will be filed with the Commission, which notice may, at the discretion of the Option Holder (or as required pursuant to Section 4.2(f), state that it constitutes a Deferral Notice, in which event the provisions of Section 4.2(f) shall apply. As promptly as practicable after receipt thereof, the Option Holder shall give Holders copies of any comments received from the Commission with respect to any Registration Statement and responses thereto.

(c) The Option Holder shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of a Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in which they have been qualified for sale.

(d) During the Effectiveness Period, the Option Holder shall deliver to each Holder in connection with any sale of Registrable Securities pursuant to a Registration Statement, without charge, as many copies as such Holder may reasonably request, of (A) the Prospectus or Prospectuses relating to such Registrable Securities and any amendment or supplement thereto and (B) such other documents and information as the Option Holder may be required to deliver with the Prospectus under the Securities Act, including, but not limited to, copies of the Option Holder’s latest Annual Report on Form 10-K or annual report to securityholders meeting the requirements of Rule 14a-3 and latest Quarterly Report on Form 10-Q.

(e) Prior to any public offering of the Registrable Securities pursuant to any Registration Statement, the Option Holder shall register or qualify or cooperate with the Holders and their counsel in connection with the registration or qualification of the Registrable Securities for offer and sale under the securities or “blue sky” laws of such states of the United States as any Holder reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Option Holder shall not be required to (A) qualify generally to do business in any jurisdiction where it is not then so qualified or (B) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject. In the event that the Option Holder’s common stock is listed or admitted for trading on any national securities exchange or quotation on any national-automated quotation system, the Option Holder shall cause all Registrable Securities to be included in such listing or admission.

(f) Upon (A) the issuance by the Commission of a stop order suspending the effectiveness of the Registration Statement (or any Subsequent Registration Statement) or the initiation of proceedings with respect to the Registration Statement (or any Subsequent Registration Statement) under the Securities Act, (B) the occurrence of any event or the existence of any fact (a “Material Event”) as a result of which (1) any Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (2) any Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) the occurrence or existence of any pending corporate development with respect to the Option Holder that may (1) interfere with or affect the negotiation or completion of a transaction that is being contemplated by the Option Holder or (2) involve initial or continuing disclosure obligations that are not in the best interests of the Option Holder’s stockholders at such time, that, in the reasonable discretion of the Option Holder, makes it appropriate to suspend the availability of the Registration Statement (or any Subsequent Registration Statement) and the related Prospectus(es), then (y) in the case of clause (B) above, the Option Holder shall, as promptly as practicable, prepare and file a post-effective amendment to such Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and Prospectus so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, and, in the case of a post-effective amendment to a Registration Statement, use its best efforts to cause it to be declared effective as promptly as is reasonably practicable, and (z) the Option Holder shall give notice to Holders that the availability of the Registration Statement (or any Subsequent Registration Statement) is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, each Holder agrees not to sell any Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of copies of the supplemented or amended Prospectus provided for in clause (y) above, and until such Holder is advised in writing by the Option Holder that the existing, supplemented or amended Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in the applicable Prospectus, provided, that, in the case of a Deferral Notice with respect to clause (C) above, no such suspension of the availability of the Registration Statement (or any Subsequent Registration Statement) or the related Prospectus(es) shall extend for a period of more than 45 consecutive days or an aggregate of 90 days in any twelve-month period. If the Option Holder provides the Holders with a Deferral Notice, then the date set forth in clause (ii) of the definition of Effectiveness Period shall be extended by the number of days from and including the date of the giving of such Deferral Notice to and including the date when the Holders shall have received such amended or supplemented Prospectus pursuant to this Section 6.15(c)(vi). The Option Holder shall use its best efforts to ensure that the use of the Prospectus may be resumed (1) in the case of clause (A) above, as promptly as is practicable, (2) in the case of clause (B) above, as soon as, in the good faith judgment of the Option Holder, public disclosure of such Material Event would not be materially prejudicial to or contrary to the interests of the Option Holder or, if necessary to avoid unreasonable burden or expense, as soon as reasonably practicable thereafter and (3) in the case of clause (C) above, as soon as, in the good faith judgment of the Option Holder, such suspension is no longer appropriate.

(g) The Option Holder shall cooperate with each Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities sold pursuant to a Registration Statement free of any restrictive legends and in such denominations and registered in such names as such Holder may request a reasonable period of time prior to sales of the Registrable Securities pursuant to the Registration Statement (or any Subsequent Registration Statement).

4.3 Registration Expenses. The Option Holder shall be responsible for and shall pay all Registration Expenses. In addition, the Option Holder shall be responsible for and shall reimburse the Holders the reasonable fees and disbursements of not more than one counsel (in an amount not to exceed $20,000), exclusive of underwriting discounts and commissions and stock transfer taxes, designated by the Seller Representative to act as counsel for the Holders in connection with this Section 4.3 (“Holders’ Counsel”).

4.4 Indemnification.

(a) The Option Holder agrees to indemnify and hold harmless each Holder and each person, if any, who controls the Holder within the meaning of the Securities Act or the Exchange Act (each Holder, and such controlling persons are referred to collectively as the “Holder Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Registrable Securities) to which each Holder Indemnified Party may become subject under the Securities Act, the Securities Exchange Act of 1934 or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus including any document incorporated by reference therein, or in any amendment or supplement thereto or in any preliminary Prospectus relating to the Registration Statement, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse, as incurred, the Holder Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that the Option Holder shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary Prospectus relating to the Registration Statement in reliance upon and in conformity with written information pertaining to the Holder furnished to the Option Holder by or on behalf of the Holder specifically for inclusion therein; provided, further, that this indemnity agreement will be in addition to any liability which the Option Holder may otherwise have to the Holder Indemnified Party. The Option Holder shall also indemnify any underwriters, their officers and directors and each person who controls such underwriters within the meaning of the Securities Act or the Exchange Act to the same extent as provided above with respect to the indemnification of the holders of the Registrable Securities if requested by the Holders.

(b) Each Holder, severally and not jointly, will indemnify and hold harmless the Option Holder, its officers and directors and each person, if any, who controls the Option Holder within the meaning of the Securities Act or the Exchange Act from and against any losses, claims, damages or liabilities or any actions in respect thereof, to which the Option Holder or any such controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary Prospectus relating to the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information pertaining to such Holder furnished to the Option Holder by or on behalf of such Holder specifically for inclusion therein and, subject to the limitation set forth immediately preceding this clause, shall reimburse, as incurred, the Option Holder for any legal or other expenses reasonably incurred by the Option Holder or any such controlling person in connection with investigating or defending any loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be a part of any liability which the Holder may otherwise have to the Option Holder or any of its controlling persons.

(c) Promptly after receipt by an indemnified party under this Section 4.4 of notice of the commencement of any action or proceeding (including a governmental investigation), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 4.4, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under Section 4.4(a) or Section 4.4(b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under Section 4.4(a) or Section 4.4(b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not be liable to such indemnified party under this Section 4.4 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (x) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action, and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. No indemnified party shall effect any settlement of any pending or threatened action without the prior written consent of the indemnifying party, which such consent shall not be unreasonably withheld or delayed.

(d) If (A) the indemnification provided for in this Section 4.4 is unavailable or insufficient to hold harmless an indemnified party under Section 4.4(a) or Section 4.4(b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in Section 4.4(a) or Section 4.4(b) above in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the sale of the Registrable Securities, pursuant to the Registration Statement, or (B) the allocation provided by the foregoing clause (A) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (A) above but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 4.4(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 4.4(d). Notwithstanding any other provision of this Section 4.4(d), no Holder shall be required to contribute any amount in excess of the amount by which the net proceeds received by such Holder from the sale of the Registrable Securities pursuant to the Registration Statement exceeds the amount of damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The agreements contained in this Section 4.4 shall survive the sale of the Registrable Securities pursuant to the Registration Statement and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

4.5 Holders’ Obligations. Each Holder agrees promptly to furnish to the Option Holder all information with respect to such Holder as may be required to be disclosed in the Registration Statement under applicable law or pursuant to Commission comments or as the Option Holder may reasonably request and all material information with respect to such Holder required to be disclosed in order to make the information previously furnished to the Option Holder by such Holder not false or misleading.

4.6 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of Option Holder, during the period commencing on the date of the final prospectus relating to the registration by the Option Holder of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, Form S-2, Form S-3 or Form SB-2, and ending on the date specified by the Option Holder (such period not to exceed ninety (90) days), which period may be extended, to the extent required by any NASD rules, for an additional period of up to fifteen (15) days if the Option Holder issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 90-day lockup period, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.

4.7 Volume Trading Limitations. Collectively, the amount of the Option Holder’s securities registered hereunder sold by the Holders during any one week period shall not exceed ten percent (10%) of the Option Holder’s Average Weekly Trading Volume. For purposes hereof, “Average Weekly Trading Volume” shall mean the number of shares (excluding those shares traded by the Holders) traded on NASDAQ Small Cap on a weekly basis for the four weeks immediately prior to the week in which securities are to be sold. In the event that the Holders wish to sell more than ten percent (10%) of the Option Holder’s Average Weekly Trading Volume, the Holders shall agree among those Holders wishing to sell such shares.

5. Company Covenants.

5.1 Audited Financial Statements. The Company hereby acknowledges that the Option Holder is a company subject to the periodic reporting requirements of the Securities Exchange Act of 1934, and, as such, will be required following the exercise of the Option to timely file certain audited historical financial statements of the Company as required by Item 9.01 of Form 8-K pursuant to the Securities Exchange Act of 1934 (or any successor or other requirement) (the “Required Financial Statements”).  The Company hereby agrees, in addition to complying with its obligations under section the financial statements set forth in Section 3.1(a) of the Investor’s Rights Agreement, to deliver to the Option Holder as soon as practicable, but in any event within 120 days after the end of the Company’s 2007 fiscal year, (i) a balance sheet as of December 31, 2006, and (ii) statements of income and of cash flows for such year, all such financial statements audited and certified by independent public accountants selected by the Company and reasonably acceptable to the Option Holder.

6. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate at and upon 5:01 p.m., Denver, Colorado time, on the last day of the Option Period, unless the Option shall have been exercised prior to such time in which event this Agreement shall not terminate until the earlier of the consummation of the transaction contemplated by the Option or its earlier abandonment by the Option Holder (as evidenced only by written notice from the Option Holder to such effect).

7. Miscellaneous.

7.1 Additional Parties.  Notwithstanding anything to the contrary contained herein, if the Company issues additional Membership Interests after the date hereof, as a condition to the issuance of such Membership Interests the Company shall require the recipient of such Membership Interests become a Holder party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Holder hereunder. In either event, each such person shall thereafter shall be deemed a Holder for all purposes under this Agreement.

7.2 Transfers. Each transferee or assignee of any Membership Interests subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a Holder party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement. The Company shall not permit the transfer of the Membership Interests subject to this Agreement on its books or pursuant to the Operating Agreement or issue a new certificate representing any such Membership Interests unless and until such transferee shall have complied with the terms of this Section 7.2. Each certificate representing the Membership Interests subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 7.12. The Option Holder may transfer its rights and obligations under this Agreement, including its rights under the Option, to any Person, subject to the Company’s consent as to the transferee, such consent not to be unreasonably withheld.

7.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

7.5 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.7. If notice is given to the Company, a copy shall also be sent to Faegre & Benson LLP, 1900 Fifteenth Street, Boulder, Colorado 80302, Attention: Deborah M. Kelly and if notice is given to the Option Holder, a copy shall also be given to Morse, Barnes-Brown & Pendleton, P.C., Reservoir Place, 1601 Trapelo Road, Waltham, Massachusetts 02451, Attention: Jeffrey P. Steele.

7.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Option Holder; and (c) the Holders holding a majority in interests of the Membership Interests then held by the Holder. Notwithstanding the foregoing, (i) the consent of the Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights or obligations of the Holders hereunder or (B) does not adversely affect the rights or obligations of the Holders; (ii) Schedules A and B hereto may be amended by the Company from time to time to add information regarding additional Investors (as defined in the Purchase Agreement) without the consent of the other parties hereto; and (iii) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 7.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

7.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11 Entire Agreement. This Agreement (including the Exhibits hereto), constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.12 Legend on Certificates. Each certificate representing any Membership Interests issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN OPTION AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT OPTION AGREEMENT, INCLUDING CERTAIN OBLIGATIONS OF THE HOLDER OF THIS INTEREST SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Membership Interests issued after the date hereof to bear the legend required by this Section 7.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Membership Interests upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Membership Interests to bear the legend required by this Section 7.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

7.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Membership Interests of the Company hereafter to any of the holders thereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Membership Interests shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 7.12.

7.14 Manner of Voting. The voting of Membership Interests pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

7.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.16 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the date first written above.

Unity Business Networks, L.L.C.

By:	/s/ Anthony Sheesley
Name:	Anthony Sheesley
Title:	Manager

OPTION HOLDER:

Zoom Technologies, Inc.

By:	/s/ Frank B. Manning
Name:	Frank B. Manning
Title:	Chief Executive Officer

HOLDERS:

/s/ Anthony Sheesley
ANTHONY SHEESLEY

/s/ Robert Paulsen
ROBERT PAULSEN

/s/ Gregory Menard
GREGORY MENARD

/s/ Isaac Elliott
ISAAC ELLIOTT

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “New Party”) pursuant to the terms of that certain Option Agreement dated as of July 25, 2007 (the “Agreement”), by and among the Company and the Option Holder and Holder parties thereto, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the New Party agrees as follows.

1.1 Acknowledgement. Holder acknowledges that New Party is acquiring certain Membership Interests of the Company, for one of the following reasons (Check the correct box):

☐	as a new Holder in accordance with Section 7.1 of the Agreement, in which case New Party will be a “Holder” for all purposes of the Agreement.

☐
as a transferee of Membership Interests from a party in such party’s capacity as a “Holder” bound by the Agreement in accordance with Section 7.2 of the Agreement, and after such transfer, New Party shall be considered a “Holder” for all purposes of the Agreement.

1.2 Agreement. New Party hereby (a) agrees that the Membership Interests, and any other securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if New Party were originally a “Holder” party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to New Party at the address or facsimile number listed below New Party’s signature hereto.

NEW PARTY: ______________________	ACCEPTED AND AGREED:

By: _______________________________	Unity Business Networks, L.L.C.
Name and Title of Signatory

Address: ______________________	By: ____________________________

__________________________	Title: ___________________________

Facsimile Number: ______________________